EX- 3.11

SATZUNG	ARTICLES OF
ASSOCIATION

der Gesellschaft mit beschränkter	of the company with limited liability
Haftung
in Firma	with the corporate name
Avago Technologies GmbH

§ 1	§ 1
Firma, Sitz, Dauer	Corporate name, seat, term

(1) Die Firma der Gesellschaft lautet:	(1) The corporate name of the company is

“Avago Technologies GmbH”.	“Avago Technologies GmbH”.

(2) Die Gesellschaft hat ihren Sitz in Böblingen.	(2) The registered seat of the company is Böblingen.

(3) Die Gesellschaft wird auf unbestimmte Zeit geschlossen.	(3) The term of the company is indefinite.

§ 2	§ 2
Gegenstand	Scope of business

(1) Gegenstand der Gesellschaft ist der Verkauf, Vertrieb, das Marketing und die Entwicklung von elektronischen und elektrischen Erzeugnissen, insbesondere von Halbleiterprodukten, sowie die Erbringung von Installationsarbeiten, Wartung und anderen Dienstleistungen, soweit diese nicht handwerksmäßig erfolgen, sowie alle damit zusammenhängenden Geschäfte und Aktivitäten.

(1) The object of the company is the sale, distribution, marketing and development of electronic and electric devices, in particular semiconductors, as well as the provisions of installation, maintenance and other services to the extent they are not relating to a craftsmanship, and all related business and activities.

(2) Die Gesellschaft ist zu allen Geschäften und Maßnahmen berechtigt, die dem Gesellschaftszweck dienen.	(2) The company may engage in all types of activities which are beneficial to the object of the company.

(3) Die Gesellschaft kann zu diesem Zweck im In- und Ausland andere Unternehmen gründen, erwerben und sich an anderen Unternehmen beteiligen sowie Zweigniederlassungen errichten.	(3) For these purposes, the company may establish, acquire or participate in other enterprises in Germany or abroad or establish branches.

§ 3	§ 3
Stammkapital, Stammeinlage	Share capital, shares

Das Stammkapital der Gesellschaft beträgt € 25.000,00 (Euro fünfundzwanzigtausend). Das Stammkapital ist voll eingezahlt.	The share capital of the company is € 25,000 (Euro twenty five thousand). The share capital is fully paid in.

§ 4	§ 4
Geschäftsführung, Vertretung	Management, representation

(1) Die Gesellschaft hat einen oder mehrere Geschäftsführer. Ist nur ein Geschäftsführer vorhanden, so vertritt er die Gesellschaft stets allein. Sind mehrere Geschäftsführer bestellt, wird die Gesellschaft von je zwei Geschäftsführern oder von einem Geschäftsführer in Gemeinschaft mit einem Prokuristen vertreten.

(1) The company shall have one or more managing directors (Geschäftsführer). If the company only has one managing director he shall represent the company alone. Should several managing directors be appointed the company will be represented jointly by two managing directors or by one managing director together with the holder of a power of Prokura.

(2) Einzelnen oder allen Geschäftsführern kann Alleinvertretungsbefugnis erteilt werden. Ferner können einzelne oder alle Geschäftsführer von den Beschränkungen des § 181 BGB befreit werden. Entsprechendes gilt für Liquidatoren.

(2) Individual managing directors may be authorised to represent the company alone. Furthermore, individual managing directors may be exempted from the restrictions of Section 181 German Civil Code. The same applies for liquidators.

§ 5	§ 5
Wettbewerb	Competition

(1) Durch Gesellschafterbeschluß können einzelne oder alle Gesellschafter und/oder Geschäftsführer der Gesellschaft von einem Wettbewerbsverbot befreit werden. In diesem Falle sind sie berechtigt, unmittelbar oder mittelbar, im eigenen oder fremden Namen, für eigene oder fremde Rechnung mit der Gesellschaft in Wettbewerb zu treten, für Konkurrenzunternehmen tätig zu sein oder sich an solchen zu beteiligen, sei es direkt oder durch eine Mittelsperson.

(1) By way of a shareholder resolution single or all shareholders and/or managing directors of the company may be exempted from a covenant not to compete. In such event, they will be entitled to compete with the company, directly or indirectly, in their own or in someone else’s name, for their own or someone else’s account, and may work for a competitor or acquire a participation therein, be it directly or through a third party.

(2) Der Gesellschafterbeschluß kann die Befreiung auf bestimmte Fälle oder Tätigkeiten beschränken.	(2) The shareholder resolution may limit such exemption to certain cases or actions.

§ 6	§ 6
Geschäftsjahr	Business year

Das Geschäftsjahr beginnt am 1. November eines jeden Jahres und endet am 31. Oktober des darauf folgenden Jahres. Die Zeit vom 1. Januar 2006 bis 31. Oktober 2006 bildet ein Rumpfgeschäftsjahr.	The business year commences every year on 1 November and ends the subsequent year on 31 October. The term from 1 January 2006 to 31 October 2006 constitutes a shortened business year.